Exhibit 10.1

Genome Therapeutics Corp.

March 12, 2003

By hand delivery

Mr. Robert J. Hennessey

503 Sable Court

Cheshire, Connecticut 06410

Dear Robert:

The purpose of this letter (the “Agreement”) is to confirm the agreement between you and Genome Therapeutics Corp. (the “Company”) concerning your retirement as an employee of the Company, as follows:

1.    Effective Date of Retirement. Your employment with the Company will terminate effective as of April 1, 2003 (the “Retirement Date”). As part of this Agreement, the Company’s Board of Directors invites you to stand for election as a director at the Company’s Annual Meeting to be held in May 2003 and to receive the same compensation for your services as other non-employee board members. You also hereby agree to resign as the Company’s Chairman of its Board of Directors at the Company’s Annual Meeting of Stockholders to be held in May 2003, or earlier if requested to do so by the Company’s Board of Directors, and to participate in the election of a successor Chairman.

2.    Final Salary and Vacation Pay and Resignations. You acknowledge that, upon receipt of $10,000.52 on or prior to April 1, 2003, you will have received pay for all work you performed for the Company, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you had earned, but not used, as of the Retirement Date determined in accordance with Company policy and as reflected on the books of the Company.

3.    Modifications to Options. Your option to purchase 630,000 shares of the Company’s common stock for an exercise price of $1.625 per share (the “Outstanding 1993

Option”) currently expires on March 15, 2003. The Company hereby agrees to extend the period in which you may exercise your Outstanding 1993 Option as follows:

Number of Shares	Expiration Date
157,500	September 30, 2003
78,750	December 31, 2003
78,750	March 31, 2004
78,750	June 30, 2004
78,750	September 30, 2004
78,750	December 31, 2004
78,750	March 15, 2005
Total: 630,000

Upon exercise of any part of the Outstanding 1993 Option, the number of shares purchased pursuant to such exercise shall be deemed to be shares from the earliest period set forth in the above table for which shares remain available and exercisable.

You and the Company also agree that you may not pay the exercise price on any part of your Outstanding 1993 Option or any part of your stock option exercisable for 300,000 shares of the Company’s common stock at an exercise price of $8.87 per share by surrendering options to the Company for cancellation and receiving credit against the exercise price for the difference between the exercise price of the option surrendered and the per share closing price of the shares of common stock subject to the surrendered option; provided, that to the extent permitted by law, you may exercise your options through “broker’s exercise” transactions with a third-party broker-dealer.

4.    Other Benefits. If you were enrolled in the Company’s medical and dental plans on the Retirement Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as “COBRA.”

5.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

6.    Acknowledgement of Full Payment. You acknowledge and agree that the payments provided for under paragraph 2 of this Agreement and the other consideration to which you are entitled under this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company, severance payments or otherwise, and that, except as expressly provided under this Agreement, no further compensation is owed to you. For the avoidance of doubt, you acknowledge and agree that you are owed no benefits, payments or other compensation pursuant to the terms of your employment agreement with the Company dated May 9, 2001 (the “Employment Agreement”). You shall be entitled to earn future compensation as a member of the Company’s board of directors.

7.    Status of Employee Benefits, Paid Time Off and Stock Options. Except as otherwise expressly provided in paragraph 4 of this Agreement, your participation in all employee benefit plans of the Company will end as of the Retirement Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Retirement Date. Your rights and obligations with respect to any stock options granted to you by the Company which had vested as of the Retirement Date shall be governed by the applicable stock option plan and any agreements or other requirements applicable to those options, as modified by this Agreement.

8.    Miscellaneous.

(a)    This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only (i) Section 2(c) of your Employment Agreement, solely to the extent not inconsistent with the terms of this Agreement and expressly excluding the last sentence of such Section and (ii) Section 3 of your Employment Agreement, all of which shall remain in full force and effect in accordance with their terms.

(b)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(c)    The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement and under the Employment Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me by March 15, 2003. Upon your execution of this Agreement, it will take effect as a legally-

binding agreement between you and the Company on the basis set forth above. The enclosed copy of this Agreement, which you should also sign and date, is for your records.

Sincerely,

GENOME THERAPEUTICS CORP.

By: /s/ Norbert Riedel

      Chairman of the Compensation Committee

Accepted and agreed:

Signature: /s/ Robert Hennessey

                 Robert J. Hennessey

Date: March 14, 2003

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